Exhibit 10.47

Approved by Benefits Officer 11/08/17

AMENDMENT NO. 3

TO THE

TIME WARNER INC.

SUPPLEMENTAL SAVINGS PLAN

(Effective January 1, 2011)

1.	Section 6.5 shall be clarified to read as follows:

6.5    Rehire of Inactive Participant. Upon a Separation from Service, a Participant’s existing deferral election that is not otherwise irrevocable shall become null and void. If an Inactive Participant returns to work with the Company or an Affiliate, distribution of his or her remaining Supplemental Savings Account with respect to amounts deferred prior to the date of the Separation From Service shall continue to be made as if the Inactive Participant has not returned to work. The Participant shall only be eligible to defer future amounts hereunder in accordance with a new deferral election under Article IV.

2.	This clarification shall be effective January 1, 2017.